UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	January 18, 2006

IMAGEWARE SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-15757	33-0224167
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

10883 Thornmint Road
San Diego, CA	92127
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(858) 673-8600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03.  Material Modifications to Rights of Security Holders.

On January 18, 2006, Imageware Systems, Inc., a California corporation (“Imageware California”), consummated a merger with and into its wholly-owned subsidiary, Imageware Systems, Inc., a Delaware corporation (“Imageware Delaware”). As a result of the reincorporation, the registrant is now a Delaware corporation.

As provided by the Merger Agreement between Imageware California and Imageware Delaware, at the effective time of the reincorporation, each outstanding share of Imageware California common stock was automatically converted into one share of Imageware Delaware common stock. Each stock certificate representing issued and outstanding shares of Imageware California common stock continues to represent the same number of shares of Imageware Delaware common stock. The constituent instruments defining the rights of holders of the registrant’s common stock will now be governed by the Certificate of Incorporation and Bylaws of Imageware Delaware, which are attached as exhibits to Annex B and Annex C to the definitive proxy statement filed on November 15, 2005, with the Securities and Exchange Commission, and incorporated herein by reference.

Delaware corporate law will now be applicable in the determination of the rights of stockholders. The registrant incorporates by reference the discussion entitled “Approval of Reincorporation from California to Delaware” beginning on page 4 of the definitive proxy statement that includes a summary of the general effect of the modifications to the charter documents and effect of the change to a Delaware corporation.

Following the reincorporation, Imageware Delaware common stock continues to be quoted on The American Stock Exchange under the same symbol (“IW”) as the shares of Imageware California common stock had been traded. Stockholders do not need to exchange share certificates based upon the reincorporation.

ITEM 8.01 Other Events.

On January 13, 2006, the registrant issued a press release which is filed as Exhibit 99.1 hereto and incorporated by reference herein. The press release announced that the reincorporation proposal was adopted by the registrant’s shareholders.

ITEM 9.01.                                    Financial Statements and Exhibits.

(c) Exhibits

99.1                           Press Release, dated January 13, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMAGEWARE SYSTEMS, INC.,
a Delaware corporation

Date: January 24, 2006	By:	/s/ Wayne G. Wetherell
Wayne G. Wetherell
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated January 13, 2006